UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 5, 2016 (November 29, 2016)

TRANS ENERGY, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-0997412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania, 15222

(Address of principal executive offices)

Registrant’s telephone number, including area code: (412) 553-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

As previously reported, on October 24, 2016, Trans Energy, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EQT Corporation, a Pennsylvania corporation (“EQT”), and WV Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of EQT (“Purchaser”).

As required under the Merger Agreement, Purchaser commenced a tender offer (the “Offer”) to purchase all of the Company’s outstanding shares of common stock, par value $0.001 per share (“Common Stock”), at a purchase price of $3.58 per share, net to seller in cash without interest thereon (the “Offer Price”) and less any required withholding tax, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 27, 2016, and the related Letter of Transmittal, each as amended or supplemented from time to time.

On November 29, 2016, EQT and Purchaser announced the completion of the Offer. The Offer expired at 12:00 midnight, New York City time, at the end of the day on November 28, 2016. According to Computershare Trust Company, N.A., the depositary for the Offer, 15,315,515 shares of Common Stock were validly tendered and not withdrawn. On November 29, 2016, Purchaser accepted for payment all shares of Common Stock that were validly tendered and not withdrawn, and payment for such shares of Common Stock, aggregating approximately $54.8 million, was made, in accordance with the terms of the Offer.

Following the completion of the Offer and the exercise of a “Top-Up Option” (see Item 3.02 below), on December 5, 2016 (the “Effective Time”), pursuant to the terms of the Merger Agreement and applicable law, Purchaser merged (the “Merger”) with and into the Company, with the Company surviving as a wholly owned subsidiary of EQT, and without the need for a meeting of the Company’s stockholders. At the Effective Time, each outstanding share of Common Stock not tendered and accepted under the Offer (other than shares owned by EQT or Purchaser and shares as to which appraisal rights are perfected in accordance with Nevada law), was cancelled and converted into the right to receive an amount equal to the Offer Price in cash, without interest and less any required withholding taxes.

In addition, at the Effective Time,

•

Each stock option to purchase shares of Common Stock (each, a “Stock Option”) that was outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, was automatically canceled by virtue of the Merger and, in consideration for such cancellation, each holder of such Stock Options became entitled to receive within 30 days following the Effective Time, an amount in cash (without interest and less any required withholding taxes) equal to (i) the excess, if any, of (a) the Offer Price over (b) the exercise price per share subject to such Stock Option, multiplied by (ii) the total number of shares subject to such Stock Option; and

•

Each share of restricted Common Stock (each, a “Restricted Share”) that was outstanding immediately prior to the Effective Time was canceled by virtue of the Merger and in consideration for such cancellation, each holder of Restricted Shares became entitled to receive from the Company not later than 30 days following the Effective Time, an amount in cash (without interest and less any required withholding taxes) equal to the Offer Price.

The description of the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on October 25, 2016 and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the Merger, on December 5, 2016, the Company repaid in full all outstanding loans, together with interest and all other amounts due in connection with such repayment, under that certain credit agreement (the “Credit Agreement”) dated May 21, 2014, by and among the Company’s wholly owned subsidiary American Shale Development, Inc. (“American Shale”), the several lenders thereunder (the “Lenders”), and Morgan Stanley Capital Group Inc. as the administrative agent (“Agent”), and terminated the Credit Agreement. No penalties were due in connection with such repayment.

In connection with the repayment under the Credit Agreement, American Shale and the Agent also terminated the Net Profits Interest that had been previously issued under a Net Profits Interest Agreement between American Shale and the Agent dated May 21, 2014.

In addition, in connection with the repayment under the Credit Agreement, the Company settled all of its outstanding oil and gas hedging agreements with the Agent, including those entered into on May 21, 2014, August 20, 2014, April 27, 2015 and December 23, 2014.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth under the “Introduction” above is incorporated by reference herein.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Following completion of the Merger, the Company is now a wholly owned subsidiary of EQT. The Company intends to file with the SEC a certification on Form 15 requesting the deregistration of the Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Item 3.02.	Unregistered Sales of Equity Securities.

The completion of the Offer was conditioned upon there being validly tendered a number of shares of Common Stock that, together with shares of Common Stock owned by EQT, Purchaser or any of their respective affiliates, would represent at least a majority of the issued and outstanding Common Stock on a fully diluted basis (the “Minimum Tender Condition”). The parties agreed that if, after the purchase of the Common Stock pursuant to the Offer and after giving effect to any shares of Common Stock purchased pursuant to the Top-Up Option (as described below), EQT, Purchaser or their respective affiliates owned at least 90% of the outstanding Common Stock, then, following the satisfaction or waiver of the other conditions to the closing of the Merger, EQT would effect a “short-form” Merger pursuant to applicable Nevada law, which would not require a meeting of the Company’s stockholders.

If the Minimum Tender Condition was satisfied but the 90% threshold referred to in the preceding paragraph was not, the Company was obligated to issue to Purchaser (the “Top-Up Option”), at a price per share equal to the Offer Price, a number of shares of Common Stock (the “Top-Up Shares”) that, when added to the number of shares of Common Stock then owned by EQT, Purchaser or their respective affiliates at the time of the exercise of the Top-Up Option, would constitute one share more than 90% of the shares of Common Stock outstanding on a fully diluted basis. On December 5, 2016, the Company issued 16,744,682 Top-Up Shares to Purchaser for aggregate consideration of approximately $16,745 in cash and a promissory note in the amount of approximately $59.9 million. This promissory note is fully secured by the Top-Up Shares, is full recourse against EQT and the surviving corporation, bears interest at the rate of two percent (2%) per annum, matures on December 5, 2017 and may be prepaid without premium or penalty.

The Top-Up Shares were issued in a transaction not constituting a public offering, exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof.

Item 3.03.	Material Modification to Rights of Security Holders.

At the Effective Time, each outstanding share of Common Stock, other than shares of Common Stock owned by EQT, Purchaser or stockholders perfecting their appraisal rights under Nevada law, was converted into the right to receive cash in an amount equal to the Offer Price.

Item 5.01.	Changes in Control of Registrant.

As a result of Purchaser’s acceptance of shares of Common Stock in the Offer on November 29, 2016, a change of control of the Company occurred. At the Effective Time, the Company became a wholly owned subsidiary of EQT. The information contained in the “Introduction” above and Item 3.02 is incorporated herein by reference. The total consideration in connection with the change of control transaction was approximately $203 million, including $57.8 million for the outstanding shares of Common Stock and $142.5 million for the repayment of the Company’s debt referenced in Item 1.02. The source of such funds was cash on hand.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

All of the persons serving as the Company’s directors immediately prior to the Effective Time, John G. Corp., Loren E. Bagley, William F. Woodburn, Robert L. Richards, Richard L. Starkey, Stephen P. Lucado and Josh L. Sherman, resigned effective as of the Effective Time. In addition, each of the Company’s executive officers, John G. Corp, President, and Stephen P. Lucado, Chairman and Treasurer, resigned effective as of the Effective Time.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Effective Time, the bylaws of the Company were amended and restated in accordance with the terms of the Merger Agreement. A copy of the amended and restated bylaws is attached as Exhibit 3.1 to this report and is incorporated herein by reference. No amendments or other changes were made to the Articles of Incorporation of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

3.1	First Amended and Restated Bylaws of Trans Energy, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trans Energy, Inc.

Date: December 5, 2016	/S/ ROBERT J. MCNALLY
Robert J. McNally, Senior Vice President and Chief Financial Officer

EXHIBITS

Exhibit No.	Exhibit

3.1	First Amended and Restated Bylaws of Trans Energy, Inc.